Exhibit 10.2

May 6, 2026

PERSONAL AND CONFIDENTIAL

Jeannine Lynch

Re:          Separation Agreement

Dear Jeannine:

This letter will service as a written “notice of termination” pursuant to Section 9.4(iv) of the Employment Agreement between the Lifeward, Inc. f/k/a ReWalk Robotics, Inc. (the “Company”) and you (the “Employment Agreement”).  Your employment with the Company will terminate, effective as of May 3, 2026 (such date, the “Separation Date”).

The Company is also proposing an agreement with you, with the purpose of establishing an amicable arrangement for ending your employment relationship (the “Agreement”).  Regardless of whether you sign the Agreement, each of the below will apply.

•
The Company will pay you any accrued wages owed to you through the Separation Date and will pay you any accrued but unused vacation time, which totals $12,055 (the “Final Wage Payment”).  The Final Wage Payment will be paid on the Separation Date.

•	The Company will provide you with the right to continue group health plan coverage after your employment ends under the law known as “COBRA,” which will be described in a separate written notice.

•
If you have rights under any incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock units, restricted stock awards, unrestricted stock awards and dividend equivalent rights granted to you pursuant to any equity compensation plan of the Company or Lifeward, Ltd. (the “Parent”) approved by the Board of Directors of the Company or the Board of Directors of Parent, as applicable (collectively, “Equity Awards”), your rights to such Equity Awards shall not be affected by this Agreement.

•
The Company hereby waives the post-employment restrictions set forth in Section 12(a) and 12(c) of the Employment Agreement, which are not enforceable under California law.  The remaining obligations under the Employment Agreement, including under Sections 8 and 12(b), and under any other confidentiality, assignment of inventions, and similar covenants that you entered into with the Company or its affiliates or any other policies and agreements with continuing obligations remain in full force and effect (the remaining obligations are collectively referred to as the “Continuing Obligations”).

Agreement

You acknowledge that you are entering into this agreement (the “Agreement”) knowingly and voluntarily.  It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist.  By proposing and entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.          Separation from Employment

This confirms that your employment with the Company shall end on the Separation Date.  You agree to and do hereby resign, effective on the Separation Date, as an officer, director and manager of the Company, Parent, and any affiliate of the Company or Parent, and as a fiduciary of any benefit plan of the Company, Parent or any affiliate of the Company or Parent, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

2.          Severance Benefits

Provided you enter into, do not revoke, and comply with this Agreement, the Company shall provide you with the below.

(a)          The Company will pay you: (i) six (6) months of your base salary; plus (ii) an additional two (2) weeks of your base salary; plus (iii) an amount equal to your target bonus, prorated for a six (6) month period (the “Severance Pay”). The Severance Pay shall be paid in substantially equal installments in accordance with the Company’s payroll practices, starting on the first practicable payroll date following the Effective Date (as defined below) and shall be less withholdings and taxes.

(b)          Subject to your proper election to receive benefits under COBRA, the Company shall pay the monthly COBRA premium to continue coverage for you and your eligible dependents under the Company’s group healthcare plan directly to the COBRA administrator or carrier until the earliest of (A) six (6) months; (B) the date that you become eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your health continuation rights under COBRA.

The payments and benefits under this Section 2 are together referred to as the “Severance Benefits.”  You hereby acknowledge and agree that you are not owed any additional compensation from the Company, whether under the Employment Agreement, or otherwise.

3.          Continuing Obligations

You hereby acknowledge that you remain subject to the Continuing Obligations and agree t comply with all such Continuing Obligations.

4.          Release of Claims

In consideration for, among other terms, the Severance Benefits, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, Parent, their affiliated and related entities, their predecessors, successors and assigns and those of each of the foregoing, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Released Parties”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Released Parties.  This release includes, without limitation, your release of all Claims:

•	relating to your employment by and termination of employment with the Company;
•	of wrongful discharge or violation of public policy;
•	of breach of contract;
•	of defamation or other torts;
•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Massachusetts General Laws Chapter 151B, The Massachusetts Civil Rights Act, and the California Fair Employment and Housing Act (“FEHA”));

•
under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act, the Family and Medical Leave Act, the California Labor Code, the California Constitution, the California Unruh Civil Rights Act, the California Confidentiality of Medical Information Act, the California Parental Leave law, and the Massachusetts Paid Family and Medical Leave Law);

•
for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits, regardless of whether based on Massachusetts Wage Act, M.G.L. c. 149, §§148-150C or any other law or agreement; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney fees;

provided, however, that this release shall not affect your rights under this Agreement.

The above release is intended to be effective as a general release and bar to all Claims, including unknown Claims.  Accordingly, you expressly waive all rights under Section 1542 of the California Civil Code and any other analogous rule or principle of law.  Section 1542 states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”  You acknowledge that you may later discover claims or facts in addition to or different from those which you now know or believe to exist with regards to the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms.  Nevertheless, you waive any and all Claims that might arise as a result of such different or additional claims or facts.

5.          Non-Disparagement

Subject to Section 7 of this Agreement, you agree not to make any disparaging statements concerning the Company, any of the products, services or other activities of the Company or any current or former officers, directors or employees of the Company.

6.          Transition Assistance and Future Cooperation

(a)          For a period of two (2) weeks from the Separation Date, in further consideration for the Severance Benefits, you agree to provide reasonable transition assistance as requested by the Company.

(b)          You agree to cooperate reasonably with the Company (including its outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”).  You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel.  The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have.  Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness.  The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

7.          Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding.  Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

8.          Other Provisions

(a)          Termination of Payment Obligation or Return of Payment.  If you breach any of your obligations under this Agreement or any of the Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right not to pay the Severance Benefits.  If the Severance Pay is paid before such breach or before the Company’s discovery of such breach, you shall return the Severance Pay to the Company.  The Company’s exercise of its right not to pay the Severance Benefits in such circumstances or your return of the Severance Pay will not affect your continuing obligations under this Agreement or the Continuing Obligations.

(b)          Defend Trade Secrets Act.  Pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Continuing Obligations for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)          Absence of Reliance.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(d)          Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(e)          Waiver.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(f)           Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the State of California, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(g)          Jurisdiction; Jury Trial Waiver.  You and the Company agree that the state and federal courts in State of the California shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement.  With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.  Each party to this Agreement irrevocably waives any and all right to a trial by jury in any legal proceeding arising out of or relating to this Agreement.

(h)          Relief.  You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of this Agreement or the Continuing Obligations.  Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under this Agreement or the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

(i)           Entire Agreement.  This Agreement supersedes any previous agreements or understandings between you and the Company, except the Continuing Obligations, your Equity Awards, and any other obligations specifically preserved in this Agreement.

(j)           Time for Consideration; Effective Date.  You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement.  By entering into this Agreement, you acknowledge that you have been given twenty-one (21) days to consider this Agreement.  To accept this Agreement, you must return a signed original of the Agreement so that it is received by the Company within twenty-one (21) days after you received this Agreement.  In the event that you execute and return this Agreement within less than twenty-one (21) days, you acknowledge that such decision was entirely voluntary and that you understood that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period.  For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the Company, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(k)          Counterparts.  This Agreement may be executed in separate counterparts.  When both counterparts are signed, they shall be treated together as one and the same document.

[Signature Page Follows]

Please indicate your agreement to the terms of this Agreement by signing this letter within the time period set forth above.

Sincerely,

LIFEWARD, INC.

By:	/s/ Mark Grant
	By: Mark Grant	Date
Title: President & CEO

You are advised to consult with an attorney before signing this Agreement.  This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

LIFEWARD, INC.

By:	/S/ Jeannine Lynch
	Jeannine Lynch	Date